ASB Bancorp, Inc. Reports Financial Results For The Fourth Quarter And Year Ended December 31, 2014

ASHEVILLE, N.C., Jan. 30, 2015 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its unaudited preliminary operating results for the three months and year ended December 31, 2014. The Company reported net income of $642,000, or $0.16 per diluted common share, for the quarter ended December 31, 2014 compared to net income of $360,000, or $0.08 per diluted common share, for the same quarter of 2013. Net income totaled $2.5 million, or $0.59 per diluted common share, for the year ended December 31, 2014 compared to net income of $1.5 million, or $0.31 per diluted common share, for the year ended December 31, 2013.

Suzanne S. DeFerie, President and Chief Executive Officer, commented: "Our 2014 results reflected important progress we have made towards prudent loan growth and increased earnings, complemented by improved asset quality. We strengthened our balance sheet by growing core deposits 10.7% in 2014 to fund loan growth of 16.2%. These actions contributed to a 15 basis point expansion in our net interest margin in 2014. Coupled with a 7.3% decrease in our noninterest expenses, our returns on assets and equity and our efficiency ratio all improved significantly in 2014. We also ended 2014 with a tangible book value per common share of $21.56, an increase of 7.5% over 2013. For 2015, we will continue our focus on prudent loan growth funded by core deposit growth and the reduction of expenses where possible to build share value through increasing earnings."

Fourth Quarter Highlights

  Net income for the fourth quarter of 2014 was $642,000, or $0.16 per diluted common share, compared to $360,000, or $0.08 per diluted common share, for the fourth quarter of 2013. For the years ended December 31, 2014 and 2013, net income improved 71.2% to $2.5 million, or $0.59 per diluted common share, in 2014 compared to $1.5 million, or $0.31 per diluted common share, in 2013.
  Net interest income increased 8.7% to $5.2 million for the three months ended December 31, 2014 from $4.8 million for the three months ended December 31, 2013. The net interest margin improved to 2.94% for the fourth quarter of 2014 compared to 2.79% for the fourth quarter of 2013.
  Interest income from loans increased 10.3% in the fourth quarter of 2014 compared to the fourth quarter of 2013, primarily reflecting a $64.5 million increase in average loan balances when comparing the two quarters.
  Interest expense decreased 8.4% in the fourth quarter of 2014 compared to the fourth quarter of 2013.
  Provisions for loan losses were $220,000 in the fourth quarter of 2014 compared to $54,000 in the fourth quarter of 2013, primarily due to loan growth.
  Loan balances increased $33.9 million, or 7.0%, in the fourth quarter of 2014 and $72.6 million, or 16.2%, for the year ended December 31, 2014 as new loan originations exceeded loan repayments, prepayments and foreclosures.
  Noninterest expenses decreased 5.2% to $5.7 million for the fourth quarter of 2014 from $6.0 million for the fourth quarter of 2013, due to overhead expense reduction initiatives.
  Delinquent and nonperforming loans were 0.60% and 0.52%, respectively, of total loans at December 31, 2014, compared to 0.48% and 0.27%, respectively, of total loans at December 31, 2013.
  Nonperforming assets, including foreclosed properties, decreased to 1.51% of total assets at December 31, 2014 from 2.10% of total assets at December 31, 2013 and 1.68% of total assets at September 30, 2014.
  Core deposits, which exclude certificates of deposit, increased $43.6 million, or 10.7%, since December 31, 2013 and $15.3 million, or 3.5%, since September 30, 2014. Noninterest-bearing deposits increased $23.4 million since December 31, 2013, while commercial non-maturity deposits increased $26.4 million, or 27.7%, over the same period.
  Book value per common share increased to $21.56 from $21.53 at September 30, 2014 and $20.06 at December 31, 2013.
  Capital remains strong with consolidated regulatory capital ratios of 13.17% Tier 1 leverage capital, 19.83% Tier 1 risk-based capital and 21.01% total risk-based capital.
  During 2014, a total of 663,246 shares of common stock were repurchased through open market and privately negotiated transactions at an average cost of $19.45 per share.

DeFerie commented: "Our improving core performance reflects our ongoing initiatives to build a more diversified loan portfolio while diligently managing funding costs and operating efficiency. As discussed previously, during 2014 we used a portion of our capital to repurchase shares of our common stock through both open market and privately negotiated transactions."

Income Statement Analysis

Net Interest Income. Net interest income increased $421,000, or 8.7%, to $5.2 million for the fourth quarter of 2014 compared to $4.8 million for the fourth quarter of 2013. The net interest margin increased 15 basis points to 2.94% for the quarter ended December 31, 2014 compared to 2.79% for the quarter ended December 31, 2013. Interest expense decreased $80,000, or 8.4%, to $877,000 for the fourth quarter of 2014 compared to $957,000 for the fourth quarter of 2013, primarily resulting from a 5 basis point decline in the average rate paid on interest-bearing liabilities coupled with a $2.6 million decrease in the average balance of total interest-bearing liabilities. Total interest and dividend income increased $341,000, or 5.9%, to $6.1 million for the fourth quarter of 2014 compared to $5.8 million for the fourth quarter of 2013, primarily resulting from a $64.5 million increase in average loan balances and an 18 basis point increase in the average yield on mortgage-backed and similar securities, which were partially offset by a $47.9 million decrease in the average balance in mortgage-backed and other investment securities, a 16 basis point reduction in the average yield on loans and a 20 basis point decrease in the average yield on other investment securities.

Net interest income increased $1.2 million, or 6.4%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013, primarily due to an increase in interest income on loans and a decrease in interest expense on deposits, which were partially offset by a decrease in interest and dividend income on securities. Total interest expense decreased $658,000, or 15.7%, during the year ended December 31, 2014, primarily resulting from a 13 basis point decrease in the rates paid on interest-bearing deposits as well as a decrease of $9.8 million, or 1.9%, in the average balances of interest-bearing deposits, reflecting a decline in average certificates of deposit that was partially offset by growth in average balances of NOW, money market, and savings accounts. The Company continued its focus on core deposit growth, from which it excludes certificates of deposit. The average rate paid on total interest-bearing liabilities decreased 11 basis points during 2014. Total interest and dividend income increased $550,000, or 2.4%, during the year ended December 31, 2014. Loan interest income increased $1.5 million, or 7.7%, during the year ended December 31, 2014, primarily due to an increase in average outstanding loans of $55.4 million, or 13.1%, which was partially offset by a 22 basis point decrease in the yield earned on loans during 2014. Interest income from securities decreased by $978,000, primarily due to a $63.7 million decrease in the average balance of mortgage-backed and related securities and a decrease of $11.6 million in the average balance of other investment securities that resulted from sales in 2014 to fund loan growth.

"We believe an important measure of our performance is the net interest margin improvement resulting from increased interest income from loan growth funded by lower deposit interest expense from diligent deposit repricing and core deposit growth," DeFerie explained. "We consider our loan pipeline to be robust, which gives us confidence in our ability to continue to grow interest income as we enter 2015."

Noninterest Income. Noninterest income decreased $75,000, or 4.3%, to $1.7 million for the three months ended December 31, 2014 compared to $1.8 million for the three months ended December 31, 2013, primarily due to a reduction of $265,000 in gains on the sale of foreclosed properties and $56,000 in lower mortgage banking income, partially offset by $115,000 in higher income from an investment in a Small Business Investment Company, $81,000 in higher loan fees and $32,000 in higher income from debit card services.

During the year ended December 31, 2014, total noninterest income decreased $1.7 million, or 21.2%, to $6.3 million compared to $8.0 million for the year ended December 31, 2013. Factors that contributed to the decrease in noninterest income during 2014 included $967,000 in lower mortgage banking income, a reduction of $659,000 in gains from the sale of investment securities, a reduction of $273,000 in gains from the sale of foreclosed properties and $132,000 in lower fees from deposits and other service charge income, which were partially offset by $219,000 in higher loan fees and $110,000 in higher income from debit card services. The decrease in mortgage banking income was attributable to lower volumes of residential mortgage loans originated and sold. The decrease in deposit fees was primarily the result of lower ATM and deposit overdraft fees.

Noninterest Expenses. Noninterest expenses decreased $316,000, or 5.2%, to $5.7 million for the three months ended December 31, 2014 from $6.0 million for the three months ended December 31, 2013. The decrease in the fourth quarter of 2014 was primarily attributable to $197,000 in lower data processing fees, $165,000 in lower salaries and employee benefits, $76,000 in lower expenses related to foreclosed properties, and lower expenses in most other categories, which were partially offset by $176,000 in higher professional and outside service fees.

Noninterest expenses decreased $1.8 million, or 7.3%, to $23.5 million for the year ended December 31, 2014 compared to $25.4 million for the year ended December 31, 2013. The decrease in noninterest expenses for 2014 was primarily attributable to $1.8 million in lower foreclosed property expenses, $319,000 in lower data processing fees and $168,000 in lower occupancy expenses, which were partially offset by $395,000 in higher salaries and employee benefits and $324,000 in higher professional and outside service fees. The increase in salaries and employee benefits was primarily due to an increase of $457,000 relating to the Company's equity incentive plan, which included $380,000 related to accelerated vesting for the disability of a participant, and an increase of $537,000 in other employee benefits, which were partially offset by a decrease of $632,000 in compensation expenses in 2014. Employee benefits for 2013 included a $499,000 one-time credit to pension expense resulting from the curtailment of benefits for future service.

Balance Sheet Review

Assets. Total assets increased $27.0 million, or 3.7%, to $760.1 million at December 31, 2014 from $733.0 million at December 31, 2013. Investment securities decreased $44.1 million, or 23.3%, to $145.5 million at December 31, 2014 from $189.6 million at December 31, 2013, primarily due to the sale of investment securities to fund loan growth. Loans receivable, net of deferred fees, increased $72.6 million, or 16.2%, to $521.8 million at December 31, 2014 from $449.2 million at December 31, 2013 as new loan originations exceeded loan repayments, prepayments, and foreclosures.

Liabilities. Total liabilities increased $33.7 million to $665.7 million at December 31, 2014 compared to $631.9 million at December 31, 2013. Total deposits increased $30.6 million, or 5.3%, to $603.4 million at December 31, 2014 from $572.8 million at December 31, 2013. Core deposits, which exclude certificates of deposit, increased $43.6 million, or 10.7%, to $449.3 million at December 31, 2014 from $405.7 million at December 31, 2013 as a result of the Company's continued focus on increasing core deposits to fund loan growth.

Commercial checking and money market accounts increased $26.4 million, or 27.7%, to $121.6 million at December 31, 2014 from $95.2 million at December 31, 2013, reflecting expanded sources of lower cost funding. The Company's initiatives to obtain new commercial deposit relationships in conjunction with making new commercial loans significantly contributed to this increase and reflects its commitment to establishing diversified relationships with business clients.

Certificates of deposit decreased $13.0 million, or 7.8%, to $154.1 million at December 31, 2014 compared to $167.1 million at December 31, 2013. Noninterest-bearing deposits increased $23.4 million, or 31.7%, to $97.5 million at December 31, 2014, compared to $74.0 million at December 31, 2013. Accounts payable and other liabilities increased $3.2 million, or 38.7%, to $11.6 million at December 31, 2014 from $8.4 million at December 31, 2013.

"We believe our 27.7% increase in commercial checking and money market accounts during 2014 demonstrates our focus on creating full relationships with our business clients and reflects the complementary nature of our business banking strategy," DeFerie explained.

Asset Quality

Provision for Loan Losses. The provision for loan losses was $220,000 for the fourth quarter of 2014 compared to $54,000 for the fourth quarter of 2013. The provision expenses recorded in the three months ended December 31, 2014 and 2013 were primarily due to loan growth for the periods. The Company charged off $182,000 in loans during the fourth quarter of 2014 compared to $352,000 during the same quarter of 2013.

The Company recorded a recovery of loan losses in the amount of $(998,000) for the year ended December 31, 2014 compared to a recovery of loan losses of $(681,000) for the year ended December 31, 2013. In the second quarter of 2014, the Company assessed and modified its loan loss methodology for unimpaired commercial construction and land development, unimpaired residential construction and land development, and unimpaired commercial and industrial loans, which resulted in a nonrecurring reduction of approximately $1.3 million in the Company's reserves for loans not considered impaired in the second quarter of 2014. Charge-offs were $504,000 for the year ended December 31, 2014 compared to $630,000 for the year ended December 31, 2013. The allowance for loan losses totaled $5.9 million, or 1.14% of total loans, at December 31, 2014 compared to $7.3 million, or 1.63% of total loans, at December 31, 2013.

Nonperforming Assets. Nonperforming assets decreased $3.9 million, or 25.5%, to $11.5 million, or 1.51% of total assets, at December 31, 2014, compared to $15.4 million, or 2.10% of total assets, at December 31, 2013. Nonperforming assets included $2.7 million in nonperforming loans and $8.8 million in foreclosed real estate at December 31, 2014, compared to $1.2 million and $14.2 million, respectively, at December 31, 2013.

Nonperforming loans increased $1.5 million, or 124.6%, to $2.7 million at December 31, 2014 from $1.2 million at December 31, 2013. Collateral on nonperforming loans in the amount of $281,000 was moved into foreclosed real estate, while performing troubled debt restructurings decreased $451,000, or 8.6%, when comparing the same periods. Total performing troubled debt restructurings and nonperforming assets decreased $4.4 million, or 21.2%, to $16.3 million, or 2.15% of total assets, at December 31, 2014, compared to $20.7 million, or 2.82% of total assets, at December 31, 2013.

Nonperforming loans at December 31, 2014 included two commercial mortgage loans that totaled $881,000, four commercial and industrial loans that totaled $221,000, six residential mortgage loans that totaled $1.4 million, and four home equity loans that totaled $230,000. As of December 31, 2014, the nonperforming loans had specific reserves of $198,000. Foreclosed real estate at December 31, 2014 included 10 properties with a total carrying value of $8.8 million compared to 11 properties with a total carrying value of $14.2 million at December 31, 2013. During 2014, there were five new properties in the amount of $281,000 added to foreclosed real estate, while six properties totaling $1.8 million were sold including a large parcel with a recorded amount of $1.2 million. In addition, during 2014, the Bank sold 29 of its 44 units in a mixed-use condominium complex for net proceeds of $4.0 million. The Bank also recorded $242,000 in capital additions and $150,000 in valuation adjustments during 2014.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in Western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During the year ended December 31, 2014, the Bank recorded an additional write-down of $133,000 on the property and sold 28 residential condominium units and one office unit. At December 31, 2014, the adjusted recorded amount was $4.5 million for the remaining 8 retail units and 7 office units.

Outlook

The Company's capital ratios exceeded accepted regulatory standards for a well-capitalized institution, with a Tier 1 leverage ratio of 13.17%, a Tier 1 risk-based capital ratio of 19.83% and a total risk-based capital ratio of 21.01% at December 31, 2014. Book value per common share was $21.56 at December 31, 2014 compared with $20.06 at December 31, 2013. Return on average assets was 0.33% and return on average equity was 2.51% for the year ended December 31, 2014 compared with 0.19% and 1.37%, respectively, for the year ended December 31, 2013.

DeFerie concluded: "We are enthusiastic about the important progress we made in 2014 to strengthen our balance sheet and grow our loan portfolio to better position us for the future. We feel there is opportunity to further improve our operating results with continued loan growth and increased operating efficiency and that we are well positioned to capitalize on opportunities that will support the momentum we developed during the past year."

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through thirteen full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina and a loan production office in Charlotte, North Carolina. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2014 #1 Best Bank and #1 Best Bank for Small Business Services by the readers of the Mountain Xpress newspaper in Western North Carolina and was also awarded the Best Bank in McDowell County for 2014 by the readers of The McDowell News newspaper.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact: Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data
(Unaudited)
	December 31,
(Dollars in thousands)	2014	2013*	% Change

Total assets	$ 760,050	$ 733,035	3.7%
Cash and cash equivalents	56,858	52,791	7.7%
Investment securities	145,461	189,570	-23.3%
Loans receivable, net of deferred fees	521,820	449,234	16.2%
Allowance for loan losses	(5,949)	(7,307)	18.6%
Deposits	603,379	572,786	5.3%
Core deposits**	449,286	405,722	10.7%
FHLB advances	50,000	50,000	0.0%
Accounts payable and other liabilities	11,614	8,374	38.7%
Total equity	94,397	101,088	-6.6%
* Derived from audited consolidated financial statements.
** Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data
(Unaudited)
	Three Months Ended			Year Ended
(Dollars in thousands,	December 31,			December 31,
except per share data)	2014	2013	% Change	2014	2013	% Change

Interest and
dividend income	$ 6,117	$ 5,776	5.9%	$ 23,502	$ 22,952	2.4%
Interest expense	877	957	-8.4%	3,536	4,194	-15.7%
Net interest income	5,240	4,819	8.7%	19,966	18,758	6.4%
Provision for
(recovery of) loan losses	220	54	307.4%	(998)	(681)	-46.5%
Net interest income
after provision for
(recovery of) loan losses	5,020	4,765	5.4%	20,964	19,439	7.8%
Noninterest income	1,681	1,756	-4.3%	6,333	8,034	-21.2%
Noninterest expenses	5,714	6,030	-5.2%	23,548	25,394	-7.3%
Income before
income tax provision	987	491	101.0%	3,749	2,079	80.3%
Income tax
provision	345	131	163.4%	1,260	625	101.6%
Net income	$ 642	$ 360	78.3%	$ 2,489	$ 1,454	71.2%

Net income per
common share:
Basic	$ 0.17	$ 0.08	112.5%	$ 0.60	$ 0.31	93.5%
Diluted	$ 0.16	$ 0.08	100.0%	$ 0.59	$ 0.31	90.3%
Average shares outstanding:
Basic	3,867,296	4,497,671	-14.0%	4,150,706	4,691,470	-11.5%
Diluted	3,952,660	4,542,024	-13.0%	4,197,689	4,698,997	-10.7%
Ending shares outstanding	4,378,411	5,040,057	-13.1%	4,378,411	5,040,057	-13.1%

Selected Average Balances and Yields/Costs
(Unaudited)
	Three Months Ended December 31,
	2014		2013
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	508,554	4.22%	444,058	4.38%
Investment securities, including tax-exempt (1)	147,178	1.94%	195,028	1.86%
Other interest-earning assets	2,902	4.78%	3,131	3.04%
Total interest-earning assets (1)	719,099	3.42%	701,124	3.34%
Interest-bearing deposits	503,063	0.30%	505,401	0.36%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.93%
Total interest-bearing liabilities	553,258	0.63%	555,902	0.68%

Interest rate spread (1)		2.79%		2.66%
Net interest margin (1)		2.94%		2.79%

	Year Ended December 31,
	2014		2013
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	476,782	4.30%	421,415	4.52%
Investment securities, including tax-exempt (1)	156,062	1.96%	231,396	1.77%
Other interest-earning assets	2,953	4.23%	3,199	2.56%
Total interest-earning assets (1)	708,733	3.37%	706,496	3.31%
Interest-bearing deposits	501,504	0.31%	511,350	0.44%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.93%
Total interest-bearing liabilities	551,995	0.64%	561,892	0.75%

Interest rate spread (1)		2.73%		2.56%
Net interest margin (1)		2.87%		2.72%
(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data
(Unaudited)
	Three Months Ended		Year Ended
Allowance for Loan Losses	December 31,		December 31,
(Dollars in thousands)	2014	2013	2014	2013

Allowance for loan losses, beginning of period	$ 5,852	$ 7,589	$ 7,307	$ 8,513
Provision for (recovery of) loan losses	220	54	(998)	(681)
Charge-offs	(182)	(352)	(504)	(630)
Recoveries	59	16	144	105
Net charge-offs	(123)	(336)	(360)	(525)

Allowance for loan losses, end of period	$ 5,949	$ 7,307	$ 5,949	$ 7,307

Allowance for loan losses as a percent of:
Total loans	1.14%	1.63%	1.14%	1.63%
Total nonperforming loans	221.32%	610.44%	221.32%	610.44%

Nonperforming Assets
(Unaudited)	December 31,
(Dollars in thousands)	2014	2013	% Change

Nonperforming loans:
Nonaccruing loans (1)
Commercial:
Commercial construction and land development	$ -	$ 11	-100.0%
Commercial mortgage	881	373	136.2%
Commercial and industrial	221	139	59.0%
Total commercial	1,102	523	110.7%
Non-commercial:
Residential mortgage	1,354	549	146.6%
Revolving mortgage	230	116	98.3%
Consumer	2	9	-77.8%
Total non-commercial	1,586	674	135.3%
Total nonaccruing loans (1)	2,688	1,197	124.6%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	2,688	1,197	124.6%

Foreclosed real estate	8,814	14,233	-38.1%

Total nonperforming assets	11,502	15,430	-25.5%

Performing troubled debt restructurings (2)	4,804	5,255	-8.6%
Performing troubled debt restructurings and
total nonperforming assets	$ 16,306	$ 20,685	-21.2%

Nonperforming loans as a percent of total loans	0.52%	0.27%
Nonperforming assets as a percent of total assets	1.51%	2.10%
Performing troubled debt restructurings and
total nonperforming assets to total assets	2.15%	2.82%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	December 31,
(Unaudited)	2014		2013
(Dollars in thousands)	Number	Amount	Number	Amount

Commercial construction and land development	8	$ 8,706	9	$ 13,822
Residential mortgage	2	108	2	411
Total	10	$ 8,814	11	$ 14,233

Foreclosed Real Estate
(Unaudited)		Year Ended December 31,
(Dollars in thousands)		2014	2013

Beginning balance		$ 14,233	$ 19,411
Transfers from loans		281	708
Capitalized cost		242	39
Valuation adjustments of foreclosed real estate		(150)	(1,846)
Net gain on sale of foreclosed properties		57	330
Net proceeds from sales of foreclosed properties		(5,849)	(4,409)
Ending balance		$ 8,814	$ 14,233

Selected Average Balances and Performance Ratios
(Unaudited)
(Dollars in thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Selected Average Balances
Average total loans	$ 508,554	$ 444,058	$ 476,782	$ 421,415
Average total interest-earning assets	719,099	701,124	708,733	706,496
Average total assets	754,932	744,363	747,514	751,486
Average total interest-bearing deposits	503,063	505,401	501,504	511,350
Average total deposits	599,211	581,386	588,511	582,858
Average total interest-bearing liabilities	553,258	555,902	551,995	561,892
Average total stockholders' equity	95,643	101,947	98,981	105,941

Selected Performance Ratios
Return on average assets (1)	0.34%	0.19%	0.33%	0.19%
Return on average equity (1)	2.66%	1.40%	2.51%	1.37%
Interest rate spread (1)(2)	2.79%	2.66%	2.73%	2.56%
Net interest margin (1)(3)	2.94%	2.79%	2.87%	2.72%
Noninterest expense to average assets (1)	3.00%	3.21%	3.15%	3.38%
Efficiency ratio (4)	81.52%	90.08%	88.17%	93.16%
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(3) Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax-equivalent basis using a 34% federal marginal tax rate, and noninterest income.

Quarterly Earnings Data
(Unaudited)

	Three Month Periods Ended
(Dollars in thousands,	December 31,	September 30,	June 30,	March 31,	December 31,
except per share data)	2014	2014	2014	2014	2013

Income Statement Data:
Interest and dividend income	$ 6,117	$ 5,873	$ 5,771	$ 5,741	$ 5,776
Interest expense	877	886	886	887	957
Net interest income	5,240	4,987	4,885	4,854	4,819
Provision for (recovery of) loan losses	220	240	(1,390)	(68)	54
Net interest income after provision for
(recovery of) loan losses	5,020	4,747	6,275	4,922	4,765
Noninterest income	1,681	1,642	1,554	1,456	1,756
Noninterest expenses	5,714	5,624	6,350	5,860	6,030
Income before income
tax provision	987	765	1,479	518	491
Income tax provision	345	263	538	114	131
Net income	$ 642	$ 502	$ 941	$ 404	$ 360

Data Per Common Share:
Net income per share – Basic	$ 0.17	$ 0.13	$ 0.22	$ 0.09	$ 0.08
Net income per share – Diluted	$ 0.16	$ 0.12	$ 0.21	$ 0.09	$ 0.08
Book value per share	$ 21.56	$ 21.53	$ 21.06	$ 20.53	$ 20.06
Weighted average shares outstanding:
Basic	3,867,296	3,940,229	4,342,618	4,461,521	4,497,671
Diluted	3,952,660	4,018,945	4,384,154	4,493,617	4,542,024
Ending shares outstanding	4,378,411	4,378,411	4,831,311	4,964,611	5,040,057

Quarterly Financial Condition Data
(Unaudited)
	As Of	As Of	As Of	As Of	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2014	2014	2014	2014	2013*

Ending Balance Sheet Data:
Total assets	$ 760,050	$ 749,033	$ 754,496	$ 748,089	$ 733,035
Cash and cash equivalents	56,858	78,412	93,825	98,554	52,791
Investment securities	145,461	149,530	153,921	156,036	189,570
Loans receivable, net of deferred fees	521,820	487,904	472,012	455,434	449,234
Allowance for loan losses	(5,949)	(5,852)	(5,770)	(7,189)	(7,307)
Deposits	603,379	594,798	592,683	585,752	572,786
Core deposits**	449,286	433,983	432,201	423,567	405,722
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	94,397	94,285	101,727	101,947	101,088

Regulatory Capital Ratios:
Tier 1 leverage capital	13.17%	13.17%	14.16%	14.38%	14.35%
Tier 1 risk-based capital	19.83%	21.17%	23.69%	24.29%	24.14%
Total risk-based capital	21.01%	22.42%	24.94%	25.54%	25.39%

Asset Quality:
Nonperforming loans	$ 2,688	$ 3,424	$ 2,034	$ 1,905	$ 1,197
Nonperforming assets	11,502	12,593	12,409	15,516	15,430
Nonperforming loans to total loans	0.52%	0.70%	0.43%	0.42%	0.27%
Nonperforming assets to total assets	1.51%	1.68%	1.64%	2.07%	2.10%
Allowance for loan losses	$ 5,949	$ 5,852	$ 5,770	$ 7,189	$ 7,307
Allowance for loan losses to total loans	1.14%	1.20%	1.22%	1.58%	1.63%
Allowance for loan losses to
nonperforming loans	221.32%	170.91%	283.68%	377.38%	610.44%
* Ending balance sheet data as of December 31, 2013 was derived from audited consolidated financial statements.
** Core deposits are defined as total deposits excluding certificates of deposit.

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